CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Chestnut Street Exchange Fund and to the use of our report dated February 21, 2014 on the financial statements and financial highlights of Chestnut Street Exchange Fund. Such financial statements and financial highlights appear in the December 31, 2013 Annual Report to the Partners which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

April 28, 2014